Exhibit 10.5

ShoreTel FY 2009 Executive Bonus Plan

The purpose of the ShoreTel Executive Bonus Plan is to incentivize executives, including the CEO, to achieve key company objectives. Executives will have the opportunity to earn a cash bonus based on their individual and departmental performance and the achievement of company objectives. The bonus plan applies to all executives, except as set forth in “Exceptions” below. To participate in the plan, an executive must be employed on a regular basis and meet other requirements set forth below.

Company Objectives; Bonus Pool

The key measurement metrics are revenues, non-GAAP operating profit and customer satisfaction ratings (“Company Performance Targets”). The goals for these three metrics will be established and approved by the Board of Directors near the beginning of each six-month fiscal period (July-December and January-June). The six-month targets will be recommended by the CEO and approved by the Board of Directors near the beginning of each six-month period. The Board of Directors has discretion to modify the key measurement metrics and weighting thereof.

The total amount of incentive compensation available for distribution to participants under this bonus plan in each six-month period (the “Bonus Pool”) is equal to the product of (a) percentage achievement of the Company Performance Targets (which may be subject to minimum and maximum percentages), and (b) the sum of each participant’s base salary for the six-month period multiplied by 45% (85% in the case of the CEO).

Individual Target Levels

Payments to participants are based on the size of the Bonus Pool and each participant’s individual performance rating. The actual amount paid to a participant is equal to the product of (a) percentage achievement of the Company Performance Target (which may be subject to minimum and maximum percentages), (b) the participant’s base salary for the six-month period, (c) 45% (85% in the case of the CEO) and (d) the participant’s performance rating, as adjusted (which could be zero, or could be subject to a maximum multiplier).

The CEO will have the discretion to recommend bonus payment allocations for the executive officers, up to a maximum of 150% of the Bonus Pool. However, to prevent total bonus payments under this plan from exceeding the Bonus Pool, each participant’s performance rating is subject to downward adjustment to reflect his/her achievement relative to the achievement of other participants.

Exceptions

SVP Worldwide Sales.    The SVP Worldwide Sales is not part of the Bonus Pool. The SVP Worldwide sales bonus arrangement is a target of $250,000 per year, instead of 45% of base salary. The performance targets are based on revenues, expenses, and customer satisfaction and individual goals and objectives. The SVP Worldwide Sales bonus is paid quarterly.

VP Sales.    The VP Sales bonus is not part of the Bonus Pool. The VP Sales bonus arrangement is a target of $150,000 per year, instead of 45% of base salary. The performance targets are based on revenues, expenses, and customer satisfaction and individual goals and objectives. The VP Sales bonus is paid quarterly.

Plan Payout

Based on company performance for each six-month period, the CFO will compute the overall Bonus Pool for the executives. The CEO will recommend allocation of the Bonus Pool for all executives other than himself. For the CEO, the Compensation Committee will review CEO performance against strategic company goals and objectives and recommend a bonus to the Board. The Compensation Committee of the Board of Directors will recommend to the Board all executive bonus payments. The Board of Directors will approve the pool of funds payable to employees and directors and will approve the specific bonus payments to the executive officers, including the CEO. Payments will be made no later than the last day of the 2 1/2 month period following the end of the applicable six-month bonus period.

Other Provisions

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Participation in this plan is not an agreement (express or implied) between the plan participant and ShoreTel that the participant will be employed by ShoreTel for any specific period of time, nor is there any agreement for continuing or long-term employment. The plan participant and ShoreTel each have right to terminate the employment relationship at any time for any reason. This at-will employment relationship can only be modified by an agreement signed by the participant and CEO or VP of Human Resources.

•	Any determination of performance, payment or other matter under this plan by the Board of Directors or Compensation Committee is binding.

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This summary highlights the principle features of the ShoreTel Executive Bonus Plan, but does not describe every situation that can occur. The Board of Directors retains the right to interpret, revise, modify or delete the plan at its sole discretion at any time.

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The executive must be employed in a full time capacity for at least three consecutive months in the six-month bonus period to be eligible to participate in the executive bonus plan, and must be employed at the time bonuses are paid in order to receive a bonus.

•	This plan is intended to be effective for at least fiscal year 2009, and shall remain in effect until amended or terminated by the Board of Directors.